UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 24, 2005

City Savings Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation)	000-33441 (Commission File Number)	35-2156159 (IRS Employer Identification No.)

2000 Franklin Street, Michigan City, Indiana (Address of Principal Executive Offices)	46360 (Zip Code)

(219) 879-5364
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

        On February 23, 2005, the Board of Directors approved new employment agreements between City Savings Bank (the “Bank”) and Thomas F. Swirski, President and Chief Executive Officer, and between the Bank and George L. Koehm, Executive Vice President and Treasurer.

Swirski Employment Agreement

        Mr. Swirski and the Bank executed and entered into the new employment agreement (the “Swirski Employment Agreement”) on February 24, 2005, effective as of December 27, 2004 (the “Effective Date”), and it replaces and supersedes Mr. Swirski’s prior employment agreement with the Bank.

        The Swirski Employment Agreement is for a three-year term and is extended automatically for an additional year on each anniversary of the Effective Date unless either party gives written notice within 90 days prior to the anniversary that no automatic extension should occur. Mr. Swirski will receive an annual salary of $106,050 (the “Base Compensation”), subject to both increases and decreases as provided in the Swirski Employment Agreement.

        If Mr. Swirski is terminated without cause, or if he resigns due to certain actions taken by the Bank, including but not limited to, changes in his position, duties and authority, then under the Swirski Employment Agreement, Mr. Swirski may be entitled to receive his then-current Base Compensation, along with other continuation benefits, for three additional twelve-month periods if the termination occurs within 24 months of a change of control (defined by reference to federal banking regulations addressing the acquisition of control of savings associations), or for at least one additional twelve-month period or the remainder of the term of the Swirski Employment Agreement, if less, in the event the termination does not follow a change of control. All the severance benefits are also governed by limitations of the Office of Thrift Supervision. In certain circumstances following a change of control, Mr. Swirski may require the Bank to repurchase any outstanding stock options he holds at a cash purchase price equal to the amount by which the aggregate fair market value of the shares subject to the options exceeds the aggregate option price for such shares.

        Finally, Mr. Swirski has agreed to observe certain non-disclosure and non-competition provisions for the benefit of the Bank following a termination of his employment.

        A copy of the Swirski Employment Agreement is attached hereto as Exhibit 10.1.

Koehm Employment Agreement

        Mr. Koehm and the Bank executed and entered into the new employment agreement (the “Koehm Employment Agreement”) on February 24, 2005, effective as of December 27, 2004 (the “Effective Date”).

        The Koehm Employment Agreement is for a two-year term and is extended automatically for an additional year on each anniversary of the Effective Date unless either party gives written notice within 90 days prior to the anniversary that no automatic extension should occur. Mr. Koehm will receive an annual salary of $89,250 (the “Base Compensation”), subject to both increases and decreases as provided in the Koehm Employment Agreement.

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        If Mr. Koehm is terminated without cause, or if he resigns due to certain actions taken by the Bank, including but not limited to, changes in his position, duties and authority, then under the Koehm Employment Agreement, Mr. Koehm may be entitled to receive his then-current Base Compensation, along with other continuation benefits, for two additional twelve-month periods if the termination occurs within 24 months of a change of control (defined by reference to federal banking regulations addressing the acquisition of control of savings associations), or for at least one additional twelve-month period or the remainder of the term of the Koehm Employment Agreement, if less, in the event the termination does not follow a change of control. All the severance benefits are also governed by limitations of the Office of Thrift Supervision. In certain circumstances following a change of control, Mr. Koehm may require the Bank to repurchase any outstanding stock options he holds at a cash purchase price equal to the amount by which the aggregate fair market value of the shares subject to the options exceeds the aggregate option price for such shares.

        Finally, Mr. Koehm has agreed to observe certain non-disclosure and non-competition provisions for the benefit of the Bank following a termination of his employment.

        A copy of the Koehm Employment Agreement is attached hereto as Exhibit 10.2.

Item 1.02 Termination of a Material Definitive Agreement.

        In connection with Mr. Swirski’s execution of the Swirski Employment Agreement, his prior employment agreement dated December 27, 2001, with the Bank (previously Michigan City Savings and Loan Association), was superseded, terminated and replaced, as described in Item 1.01 above, the provisions of which are incorporated herein by this reference.

Item 9.01   Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit No.	Description

	10.1	Employment Agreement between City Savings Bank and Thomas F. Swirski
	10.2	Employment Agreement between City Savings Bank and George L. Koehm

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 2, 2005

CITY SAVINGS FINANCIAL CORPORATION By: /s/ Thomas F. Swirski —————————————— Thomas F. Swirski President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Employment Agreement between City Savings Bank and Thomas F. Swirski
10.2	Employment Agreement between City Savings Bank and George L. Koehm

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